EXHIBIT 99.1

Cardtronics Announces Two New Directors

HOUSTON, Jan. 29, 2008 (PRIME NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM) today announced the appointment of two new independent directors to serve on its board. The two new directors, Mr. Dennis Lynch and Mr. Tim Arnoult, were elected to the board effective January 24, 2008. In addition to their seats on Cardtronics' board of directors, Mr. Lynch and Mr. Arnoult will each become members of Cardtronics' audit committee and its nominating and governance committee.

"I am delighted to welcome Dennis and Tim to Cardtronics' board," said Jack Antonini, Cardtronics President and CEO. "They both bring to Cardtronics tremendous experience in the banking and payments industries and are very familiar with the ATM market. Dennis and Tim will provide Cardtronics with fresh perspectives on operating a processing network, providing services for banks and their customers, and profitably expanding our estate of financial terminals. Their experience, relationships, and history of excellence in business are closely aligned with the strategic priorities and future growth plans of Cardtronics."

Dennis Lynch is currently the Chairman and CEO of RightPath Payment, a company providing business-to-business payments via the web. From 1996 to 2004, Mr. Lynch served as CEO of NYCE Corporation, a leading ATM/Debit network. Prior to NYCE, Mr. Lynch served 13 years at Fleet Financial group in a variety of information technology and product roles, ultimately managing Fleet's consumer payments portfolio. Mr. Lynch is a former chairman and founding director of the YANKEE24 network, a former director of Open Solutions, Inc. as well as former director of the Smart Card Forum and the Electronic Funds Transfer Association.

Tim Arnoult retired from Bank of America in 2006 after having spent 27 years with the organization starting in 1979. During his tenure at Bank of America and several of its predecessor banks, Mr. Arnoult served as President of Global Treasury Services (2005-2006), President of Global Technology and Operations (2000-2005), and President of Central U.S. Consumer and Commercial Banking (1996-2000). Mr. Arnoult also has significant experience in mergers and acquisitions, having been directly involved in significant transactions such as the mergers of NationsBank and Bank America in 1998 and Bank of America and FleetBoston in 2004. Mr. Arnoult has served on a variety of boards throughout his career, including the board of Visa USA.

With the addition of Mr. Lynch and Mr. Arnoult, the Cardtronics board will consist of seven directors. Existing members of Cardtronics' board include Fred R. Lummis (Chairman of the Board), Robert P. Barone, Jorge M. Diaz, Michael A.R. Wilson, and Jack Antonini. Both Mr. Lynch and Mr. Arnoult will be independent directors, providing Cardtronics with a majority of independent directors as required by the Nasdaq Global Market. Existing directors considered to be independent are Mr. Barone, Mr. Lummis and Mr. Wilson. With the inclusion of Mr. Lynch and Mr. Arnoult on the audit committee, the committee will consist of three independent members -- Mr. Barone (Chairman), Mr. Lynch, and Mr. Arnoult. Mr. Arnoult will also serve as chairman of the nominating and governance committee and will be joined on that committee by Mr. Lynch and Mr. Lummis.

About Cardtronics

Headquartered in Houston, Texas, Cardtronics (Nasdaq:CATM) is the world's largest owner/operator of ATMs. Cardtronics operates over 31,600 ATMs across its portfolio with ATMs in every major U.S. market as well as approximately 2,000 ATMs throughout the UK and over 1,000 ATMs in Mexico. Major merchant-clients include 7-Eleven(r), A&P(r), Albertson's(r), BP(r) Amoco, Chevron(r), Costco(r), CVS(r)/pharmacy, Duane Reade(r), ExxonMobil(r), Hess Corporation(r), Rite Aid(r), Sunoco(r), Target(r) and Walgreens(r). Complementing its ATM operations, Cardtronics works with financial institutions of all sizes to provide their customers with convenient cash access and deposit capabilities through ATM branding, surcharge free programs, and image deposit. Over 9,500 Cardtronics owned and operated ATMs currently feature bank brands. The company's common stock is traded on NASDAQ under the symbol CATM. For more information about Cardtronics, please visit www.cardtronics.com.

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CONTACT: Cardtronics, Inc.
         Media Contact:
         Joel Antonini, VP Marketing
           281-552-1131
           joel.antonini@cardtronics.com
         Investor Contact:
         Chris Brewster, CFO
           281-892-0128
           cbrewster@cardtronics.com